Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-216815-01 and 333-216815

PROSPECTUS

SPIRIT REALTY, L.P.
OFFER TO EXCHANGE
Up to $300,000,000 aggregate principal amount of its
4.450% Notes due 2026,
which have been registered under the Securities Act,
for any and all of its outstanding 4.450% Notes due 2026,
fully and unconditionally guaranteed by Spirit Realty Capital, Inc.

•	The exchange offer expires at 5:00 p.m., New York City time, on May 12, 2017 unless extended.

•
We will exchange any and all outstanding 4.450% Notes due 2026 issued on August 18, 2016 (the “private notes”) that are validly tendered and not validly withdrawn for an equal principal amount of a new series of 4.450% Notes due 2026 (the “exchange notes”), which are registered under the Securities Act of 1933, as amended (the “Securities Act”).

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission (“SEC”).

•	You may withdraw tenders of outstanding private notes at any time before the exchange offer expires.

•	The exchange of private notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes are substantially identical to the terms of the private notes, except for transfer restrictions and registration rights relating to the private notes.

•	If you fail to tender your private notes, you will continue to hold unregistered, restricted securities and it may be difficult to transfer them.

•
The private notes are, and the exchange notes will be, fully and unconditionally guaranteed by Spirit Realty Capital, Inc., a Maryland corporation, which has no material assets other than its direct and indirect investment in us.

•	You may tender outstanding private notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	Our affiliates may not participate in the exchange offer.

•
No public market exists for either series of outstanding private notes. We do not intend to list either series of exchange notes on any securities exchange and, therefore, no active public market is anticipated for the exchange notes.

•
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding private notes where such outstanding private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Please refer to “Risk Factors” beginning on page 8 of this prospectus for a description of the risks you should consider when evaluating this investment.
We are not making this exchange offer in any state where it is not permitted.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 14, 2017.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, as well as information that we have previously filed with the SEC and incorporated by reference, is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS
Prospectus Summary	1
Risk Factors	8
Forward-Looking Statements	14
The Exchange Offer	15
Use of Proceeds	24
Description of Notes	25
Material United States Federal Income Tax Consequences	42
Plan of Distribution	43
Legal Matters	44
Experts	44
Where You Can Find More Information	44
Incorporation by Reference	45

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus, and such information is available without charge to note holders upon written or oral request to Spirit Realty Capital, Inc., Attention: Secretary, 2727 N. Harwood Street, Suite 300, Dallas, Texas 75201 (telephone: (972 476-1900). In order to obtain timely delivery, note holders must request the information no later than five business days prior to the expiration of the exchange offer contemplated by this prospectus, or, May 5, 2017.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer will acknowledge by participating in this exchange offer, as a condition to participating in this exchange offer, that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding private notes where such outstanding private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of up to one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in connection with any such resale. See “Plan of Distribution.”

PROSPECTUS SUMMARY
You should read the following summary together with the more detailed information regarding our company and the financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, including under the caption “Risk Factors.”
Explanatory Note
Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” or the “company” refer to Spirit Realty Capital, Inc. together with its consolidated subsidiaries, including Spirit Realty, L.P. Unless otherwise indicated or unless the context requires otherwise, all references to the “operating partnership” refer to Spirit Realty, L.P. together with its consolidated subsidiaries. For purposes of the sections entitled "Summary of The Exchange Offer," "Summary of The Exchange Notes," "The Exchange Offer," "Use of Proceeds," "Description of Notes" and "Plan of Distribution," references to "we," "us" and "our" refer only to Spirit Realty, L.P. and not to its subsidiaries, and references to the "REIT" refer only to Spirit Realty Capital, Inc.
Spirit General OP Holdings, LLC (“OP Holdings”) is the sole general partner of the operating partnership. The company is a real estate investment trust, or REIT, and the sole member of OP Holdings, as well as the special limited partner of the operating partnership. As sole member of the general partner of our operating partnership, our company has the full, exclusive and complete responsibility for our operating partnership’s day-to-day management and control.
There are a few differences between our company and operating partnership. We believe it is important to understand these differences in the context of how we operate as an interrelated, consolidated company. Our company is a REIT, the only material assets of which are the partnership interests in our operating partnership. As a result, our company does not conduct business itself, other than acting as the sole member of the general partner of our operating partnership, issuing equity from time to time and guaranteeing certain debt of our operating partnership. Our operating partnership holds substantially all the assets of our company. Our company issued convertible notes and guarantees some of the debt of our operating partnership, see footnote 4 to the consolidated financial statements incorporated by reference for further discussion. Our operating partnership conducts the operations of the business and is structured as a partnership with no publicly traded equity. Except for net proceeds from issuance of convertible notes and equity issuances by our company, which are generally contributed to our operating partnership in exchange for partnership units of our operating partnership, our operating partnership generates the capital required by our company’s business through our operating partnership’s operations or our operating partnership’s incurrence of indebtedness.
The presentation of stockholders’ equity and partners’ capital are the main areas of difference between the consolidated financial statements of our company and those of our operating partnership. The partnership units in our operating partnership are accounted for as partners’ capital in our operating partnership’s consolidated financial statements. There are no non-controlling interests in the company or the operating partnership.
To help investors understand the significant differences between our company and our operating partnership, the consolidated financial statements for our company and our operating partnership are presented separately.

Our Company
We are a Maryland corporation and operate as a self-administered and self-managed REIT with in-house capabilities, including acquisition, portfolio management, asset management, credit research, real estate research, legal, finance, accounting and capital markets. We primarily invest in single-tenant, operationally essential real estate throughout the United States, which is generally acquired through strategic sale-leaseback transactions and subsequently leased on a long-term, triple-net basis to high-quality tenants with business operations within predominantly retail, but also office and industrial property types. Single-tenant, operationally essential real estate consists of properties that are generally free-standing, commercial real estate facilities where our tenants conduct activities that are essential to the generation of their sales and profits. In support of our primary business of owning and leasing real estate, we have also strategically originated or acquired long-term, commercial mortgage and other loans to provide a range of financing solutions to our tenants.
As of December 31, 2016, our undepreciated gross investment in real estate and loans totaled approximately $8.2 billion, representing investments in 2,615 properties, including properties securing our mortgage loans. Of this amount, 99.2% consisted of our gross investment in real estate, representing ownership of 2,541 properties, and the remaining 0.8% consisted primarily of commercial mortgage loans receivable secured by 74 real properties.
As of December 31, 2016, our owned properties were approximately 98.2% occupied (based on number of properties), and our leases had a weighted average non-cancelable remaining lease term (based on normalized rental revenue) of approximately 10.7 years. Our leases are generally long-term, with non-cancelable initial terms of 15 to 20 years and tenant renewal options for additional terms. As of December 31, 2016, approximately 89% of our single-tenant leases (based on normalized rental revenue) provided for increases in future annual base rent. We define normalized rental revenue as total rental revenues and earned income from direct financing leases from our owned properties during the final month of the reporting period, adjusted to exclude amounts from properties sold during that period and to include a full month of rental revenues for properties acquired during that period.
Our operations are primarily carried out through our operating partnership. The general partner, one of our wholly-owned subsidiaries, is the sole general partner and owns 1.0% of our operating partnership. We and one of our wholly-owned subsidiaries are the only limited partners and together own the remaining 99.0% of our operating partnership.
Our principal executive offices are located at 2727 N. Harwood Street, Suite 300, Dallas, Texas 75201. Our telephone number is (972) 476-1900. Our web site is www.spiritrealty.com. Information contained in or that can be accessed through our web site is not part of, and is not incorporated into, this prospectus. The foregoing information about us is only a general summary and is not intended to be comprehensive. For additional information about us, you should refer to the information under “Where You Can Find More Information” in this prospectus.

SUMMARY OF THE EXCHANGE OFFER

The following is a summary of the exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus. For purposes of this section entitled "Summary of The Exchange Offer" and the sections entitled "Summary of The Exchange Notes," "The Exchange Offer," "Use of Proceeds," "Description of Notes" and "Plan of Distribution," references to "we," "us" and "our" refer only to Spirit Realty, L.P. and not to its subsidiaries, and references to the "REIT" refer only to Spirit Realty Capital, Inc.

The Exchange Offer
We are offering to exchange the 4.450% Notes due 2026 offered by this prospectus (the “exchange notes”) for any and all of the 4.450% Notes due 2026 issued on August 18, 2016 (the “private notes”) that are properly tendered and accepted.

You may tender outstanding private notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $300,000,000 principal amount of the private notes is outstanding.

Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on May 12, 2017 (the 21st business day following commencement of the exchange offer), unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer
The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of either series of private notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement with respect to the private notes and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC.

Procedures for Tendering Private Notes
If you wish to tender your private notes for the exchange notes pursuant to the exchange offer, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the Exchange Agent (as defined below), either with the private notes to be tendered or in compliance with the specified procedures for guaranteed delivery of exchange notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of private notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender private notes pursuant to the exchange offer. See “The Exchange Offer-Procedures for Tendering.”

Letters of transmittal and certificates representing private notes should not be sent to us. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender private notes and requests for information should be directed to the Exchange Agent. See “The Exchange Offer-Exchange Agent.”

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer.
Acceptance of the Private Notes and Delivery of the Exchange Notes
Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights
You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer-Withdrawal of Tenders.”

U.S. Federal Tax Considerations
The exchange of private notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. For a discussion of material federal tax considerations relating to the exchange of private notes for exchange notes, see “Material United States Federal Income Tax Consequences.”

Exchange Agent
U.S. Bank National Association, the trustee, registrar and paying agent for the private notes under the indenture governing the private notes, is serving as the exchange agent for the exchange of private notes for exchange notes (the “Exchange Agent”).

Consequences of Failure to Exchange
If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the resale of the private notes under the Securities Act.

Registration Rights Agreement
You are entitled to exchange your private notes for exchange notes with substantially identical terms, except for transfer restrictions and registration rights relating to the private notes. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes.
We explain the exchange offer in greater detail beginning on page 15.

SUMMARY OF THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section entitled “Description of Notes” of this prospectus contains a more detailed description of the terms and conditions of the exchange notes and the indenture governing the exchange notes.

The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to transfer restrictions or have any further registration rights. The exchange notes will evidence the same debt as the private notes, and both the private notes and the exchange notes are governed by the same indenture.

Issuer of Exchange Notes	Spirit Realty, L.P.
Securities Offered	Up to $300,000,000 aggregate principal amount of 4.450% Notes due 2026.
Maturity Date	September 15, 2026
Interest	4.450% per year, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2017.
Ranking of Exchange Notes
The exchange notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. The exchange notes will be effectively subordinated in right of payment to:

	w	all of our existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness);
	w	all existing and future indebtedness and other liabilities, whether secured or unsecured, of our subsidiaries and of any entity we account for using the equity method of accounting; and
	w	all equity not owned by us, if any, in our subsidiaries and in any entity we account for using the equity method of accounting.
Guarantee
The exchange notes will be fully and unconditionally guaranteed by the REIT. The guarantee will be a senior unsecured obligation of the REIT and will rank equally in right of payment with all other existing and future senior unsecured indebtedness and guarantees of the REIT. The REIT’s guarantee of the exchange notes will be effectively subordinated in right of payment to:

	w	all of the REIT’s existing and future secured indebtedness and secured guarantees (to the extent of the value of the collateral securing such indebtedness or guarantees);
w
all existing and future indebtedness and other liabilities, whether secured or unsecured, of the REIT’s consolidated subsidiaries (including us) and of any entity the REIT accounts for using the equity method of accounting; and

	w	all equity not owned by the REIT in the REIT’s consolidated subsidiaries (including us) and in any entity the REIT accounts for using the equity method of accounting.
The REIT does not have any significant operations or material assets other than its direct and indirect investment in us.
The exchange notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the sum of:
	w	an amount equal to 100% of the principal amount of the exchange notes to be redeemed plus accrued and unpaid interest and liquidated damages, if any, up to, but not including, the redemption date; and
	w	a make-whole premium.

Notwithstanding the foregoing, if any of the exchange notes are redeemed on or after June 15, 2026 (three months prior to the maturity date of the exchange notes), the redemption price will not include a make-whole premium.

See “Description of Notes-Optional Redemption” in this prospectus.
The indenture governing the exchange notes will contain certain covenants that, among other things, limit:
	w	our ability and the ability of the REIT to consummate a merger, consolidation or sale of all or substantially all of our assets; and
	w	the ability of the REIT and its subsidiaries, including us, to incur secured and unsecured indebtedness.
No Limitation on Incurrence of New Debt
Subject to compliance with covenants relating to our aggregate debt, debt service, maintenance of total unencumbered assets and secured aggregate debt, the indenture will not limit the amount of debt we may issue under the indenture or otherwise.

Further Issuances
We may from time to time, without notice to or consent of existing noteholders, create and issue additional notes having the same terms and conditions as the exchange notes in all respects, except for the issue date and, under certain circumstances, the issue price and first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

No Public Market
The exchange notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the exchange notes on any automated dealer quotation system.

Book-Entry Form
The exchange notes will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC, in New York, New York.

Beneficial interests in the global certificates representing the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated exchange notes, except in limited circumstances.

Risk Factors	You should read carefully the “Risk Factors” beginning on page 8 of this prospectus for certain considerations relevant to an investment in the exchange notes.

RISK FACTORS
Before making a decision to exchange your private notes for exchange notes in the exchange offer, you should carefully consider the information contained and incorporated by reference in this prospectus, including, without limitation, the risks under the caption “Item 1A. Risk Factors” beginning on page 13 of our and our operating partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our business, financial condition, liquidity, results of operations, funds from operations and prospects. The trading price of the private notes and exchange notes could decline due to any of these risks, and you may lose all or part of your investment. Please also refer to the section entitled “Forward-Looking Statements” included elsewhere in this prospectus.
Risks Related to the Exchange Offer
Our substantial indebtedness may expose us to the risk of default under our debt obligations and limit our ability to obtain additional financing and fulfill our obligations under the exchange notes.
As of December 31, 2016, the outstanding principal amount of our consolidated indebtedness was approximately $3.75 billion, including $420.0 million of indebtedness under our term loan facility. In addition, our operating partnership has an unsecured revolving credit facility, under which $86.0 million was outstanding as of December 31, 2016. As of March 31, 2017, our operating partnership had approximately $129.0 million of indebtedness outstanding under its revolving credit facility (including $0 million under letters of credit). As of March 31, 2017, we had approximately $671.0 million of borrowing capacity available (subject to customary conditions) under our operating partnership’s revolving credit facility, $9.0 million cash and cash equivalents and $30.0 million restricted cash available under our master funding program (representing proceeds from the sale of collateral under the program held on deposit until a qualifying substitution is made or the funds are applied as prepayment of principal). We may also incur significant additional debt to finance future investment activities. Payments of principal and interest on borrowings may leave us with insufficient cash resources to meet our cash needs or make the distributions to our common stockholders necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences to holders of the exchange notes, including the following:

•
our cash flow may be insufficient to meet our required principal and interest payments with respect to the exchange notes and our other indebtedness (including any private notes that remain outstanding upon completion of the exchange offer);

•
we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon acquisition opportunities or meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a portion of our debt bears interest at variable rates, increases in interest rates could increase our interest expense;

•
we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under any hedge agreements we enter into, such agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements we enter into, we would be exposed to then-existing market rates of interest and future interest rate volatility;

•	we may be forced to dispose of properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•
we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may be restricted from accessing some of our excess cash flow after debt service if certain of our tenants fail to meet certain financial performance metric thresholds;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any loan with cross-default provisions could result in a default on other indebtedness.
If any one of these events were to occur, our financial condition, results of operations, cash flow and cash available for distribution, including our ability to satisfy our debt service obligations with respect to the exchange notes, could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”).
The effective subordination of the exchange notes may limit our ability to satisfy our obligations under the exchange notes.
The exchange notes will be our operating partnership’s senior unsecured obligations and will rank equally in right of payment with all of its other existing and future senior unsecured indebtedness. The exchange notes will be effectively subordinated in right of payment to:

•	all of our operating partnership’s existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness);

•
all existing and future indebtedness and other liabilities, whether secured or unsecured, of our operating partnership’s subsidiaries and of any entity our operating partnership accounts for using the equity method of accounting; and

•	all equity not owned by our operating partnership, if any, in our operating partnership’s subsidiaries and in any entity our operating partnership accounts for using the equity method of accounting.
Similarly, our guarantee of the exchange notes will be our senior unsecured obligation and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness and guarantees. Our guarantee of the exchange notes will be effectively subordinated in right of payment to:

•	all of our existing and future secured indebtedness and secured guarantees (to the extent of the value of the collateral securing such indebtedness or guarantees);

•
all existing and future indebtedness and other liabilities, whether secured or unsecured, of our consolidated subsidiaries (including our operating partnership) and of any entity we account for using the equity method of accounting; and

•	all equity not owned by us, if any, in our consolidated subsidiaries (including our operating partnership) and in any entity we account for using the equity method of accounting.
The indenture that governs the exchange notes does not prohibit our operating partnership, our company or any of our respective subsidiaries from incurring secured or unsecured indebtedness in the future and, although the indenture contains covenants that limit the ability of our company and its subsidiaries (including our operating partnership) to incur secured and unsecured indebtedness, those covenants are subject to significant exceptions and our operating partnership and its subsidiaries may be able to incur substantial amounts of additional secured and unsecured indebtedness without violating those covenants.
In the event of the bankruptcy, liquidation, reorganization or other winding up of our operating partnership or our company, assets that secure any of our respective secured indebtedness, secured guarantees and other secured obligations will be available to pay our respective obligations under the exchange notes or the guarantee of the exchange notes, as applicable, and our other respective unsecured indebtedness, unsecured guarantees and other unsecured obligations only after all of our respective indebtedness, guarantees and other obligations secured by those assets The instruments and agreements governing some of our outstanding indebtedness (including borrowings under our operating partnership’s revolving credit facility and term loan facility) contain provisions that require us to repay that indebtedness under specified circumstances or upon the occurrence of specified events (including certain changes of control of our company) and our future debt agreements and debt securities may contain similar provisions or may require that we repurchase or offer to repurchase the applicable indebtedness for cash under specified circumstances or upon the occurrence of specified changes of control of our company or our operating partnership or other events.

We may not have sufficient funds to pay our indebtedness when due (including upon any such required repurchase, repayment or offer to repurchase), and we may not be able to arrange for the financing necessary to make those payments on favorable terms or at all. In addition, our ability to make required payments on our indebtedness when due (including upon any such required repurchase, repayment or offer to repurchase) may be limited by the terms of other debt instruments or agreements. Our failure to pay amounts due in respect of any of our indebtedness when due may constitute an event of default under the instrument governing that indebtedness, which could permit the holders of that indebtedness to require the immediate repayment of that indebtedness in full and, in the case of secured indebtedness, could allow them to sell the collateral securing that indebtedness and use the proceeds to repay that indebtedness. Moreover, any acceleration of or default in respect of any of our indebtedness could, in turn, constitute an event of default under other debt instruments or agreements, thereby resulting in the acceleration and required repayment of that other indebtedness. Any of these events could materially adversely affect our ability to make payments of principal and interest on the exchange notes when due and could prevent us from making those payments altogether.
We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the exchange notes, or to fund our other liquidity needs, including cash distributions necessary to maintain our REIT status. Additionally, if we incur additional indebtedness in connection with future investment activities or for any other purpose, our debt service obligations could increase.
We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition, results of operations and market conditions at the time; and

•	restrictions in the agreements governing our indebtedness.
As a result, we may not be able to refinance any of our indebtedness, including the exchange notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the exchange notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity financing or delaying capital expenditures, or strategic acquisitions and alliances, any of which could have a material adverse effect on our financial condition, results of operations, cash flows, the trading price of our securities (including the exchange notes) and our ability to satisfy our debt service obligations and to pay dividends and distributions to our security holders. We cannot assure you that we will be able to effect any of these actions on commercially reasonable terms, or at all.
The agreements governing our indebtedness (including the indenture governing the exchange notes) contain restrictions and covenants that may limit our ability to enter into or obtain funding for certain transactions and operate our business.
The agreements governing our indebtedness (including the indenture governing the exchange notes) contain restrictions and covenants that limit and may limit our ability to operate our business. The agreements governing our indebtedness contain covenants and other restrictions that will affect, among other things, our ability to:

•	incur indebtedness;

•	create liens on assets;

•	sell or substitute assets;

•	modify certain terms of our leases;

•	prepay debt with higher interest rates;

•	manage our cash flows; and

•	make distributions to equity holders.

The indenture governing the exchange notes also contains covenants and other restrictions that affect, among other things, our ability to:

•	consummate a merger, consolidation or sale of all or substantially all of our assets; and

•	incur secured and unsecured indebtedness.
In addition, the indenture governing the exchange notes requires us to maintain at all times a specified ratio of unencumbered assets to unsecured debt. These covenants, as well as any additional covenants to which we may be subject in the future because of additional indebtedness, could cause us to forgo investment opportunities or obtain financing that is more expensive than financing we could obtain if we were not subject to the covenants. The breach of any of these covenants could result in a default under certain of our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.
If an event of default occurs under certain of our commercial mortgage backed securities, if certain of the master tenants at the properties that secure the commercial mortgage backed securities fail to maintain certain financial ratios or if an uncured monetary default exists under the master leases, a portion of or all of the cash that would otherwise be distributed to us may be restricted by the lenders and unavailable to us until the terms are cured or the debt refinanced. If the financial performance of the collateral for our indebtedness under our master funding program fails to achieve certain criteria, cash from such collateral may be unavailable to us until the terms are cured or the debt refinanced. Such cash sweep triggering events have previously occurred under certain of our commercial mortgage backed securities and may occur in the future and be ongoing from time to time. The occurrence of these events limits the amount of cash available to us for use in our business.
Despite our substantial indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above, and adversely impact our ability to pay the principal of, or interest on, the exchange notes.
We may be able to incur substantial additional indebtedness in the future. Although the agreements governing our operating partnership’s revolving credit facility, term loan facility and certain other indebtedness, and the indenture governing the exchange notes limit our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions or additional indebtedness, which we will have the ability to incur, could be substantial. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase. In addition, the credit agreements governing our operating partnership’s revolving credit facility, term loan facility and certain other indebtedness, and the indenture governing the exchange notes will not prevent us from incurring obligations that do not constitute indebtedness.
Our company does not have any significant operations or material assets other than its direct and indirect investments in our operating partnership.
The exchange notes will be fully and unconditionally guaranteed by our company. Our company does not have any significant operations or material assets other than its direct and indirect investments in our operating partnership. Accordingly, if our operating partnership fails to make a payment on the exchange notes when due, there can be no assurance that we would have funds to pay that amount pursuant to our guarantee.
Furthermore, as described above under “-The effective subordination of the exchange notes may limit our ability to satisfy our obligations under the exchange notes,” our guarantee will be effectively subordinated in right of payment to:

•
all existing and future secured indebtedness and secured guarantees of our company, including our consolidated subsidiaries (to the extent of the value of the collateral securing such indebtedness or guarantees);

•
all existing and future indebtedness and other liabilities, whether secured or unsecured, of our consolidated subsidiaries (including our operating partnership) and of any entity we account for using the equity method of accounting; and

•	all equity not owned by us, if any, in our consolidated subsidiaries (including our operating partnership) and in any entity we account for using the equity method of accounting.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of guaranteed debt to return payments received from guarantors.
Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by our company, could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred or entered into its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.
In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.
The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they become due.
The court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.
We cannot be certain as to the standards a court would use to determine whether reasonably equivalent value or fair consideration was received by our company for its guarantee of the exchange notes. If a court voided such guarantee, holders of the exchange notes would no longer have a claim against such guarantor. In addition, the court might direct holders of the exchange notes to repay any amounts already received from a guarantor. If the court were to void our company’s guarantee, require the return of monies paid by such guarantor or subordinate the guarantee to other obligations of such guarantor, we could not assure you that funds would be available to pay the exchange notes from any of our subsidiaries or from any other source.
There is no prior public market for the exchange notes, and if an active trading market does not develop for the exchange notes, you may not be able to resell them.
The failure of a market developing for the exchange notes could affect the liquidity and value of the exchange notes, and you may not be able to sell the exchange notes readily, or at all, or at or above the price that you paid. We do not intend to apply for the listing of the exchange notes on any national securities exchange or any automated dealer quotation system. As a result, an active trading market for the exchange notes may not develop or be sustained. We cannot assure you that any market for the exchange notes will develop, or if one does develop, that it will be liquid. If the exchange notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition and other factors. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected. As a result, we cannot ensure you that you will be able to sell any of the exchange notes at a particular time, at attractive prices, or at all.

If the procedures for tendering your private notes in this exchange offer are not followed, you may not receive exchange notes in exchange for your private notes.
We will issue the exchange notes in exchange for your private notes only if you tender the private notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the Exchange Agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of private notes for exchange. If you are the beneficial holder of private notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender private notes in the exchange offer, you should promptly contact the person in whose name your private notes are registered and instruct that person to tender your private notes on your behalf. If you fail to comply with the procedures related to the exchange offer, you may not receive exchange notes in exchange for your private notes.
Any private notes that are not exchanged will continue to be restricted securities and may become less liquid.
Private notes that are not tendered or that we do not accept for exchange will, following this offer, continue to be restricted securities, and the holder may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to the Securities Act and applicable state securities laws. We will issue exchange notes in exchange for the private notes pursuant to this offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer.” Because we anticipate that most holders of the private notes will elect to exchange their private notes for exchange notes, we expect that the liquidity of the market for the private notes remaining after the completion of the exchange offer will be substantially limited. Any private notes tendered and exchanged in this offer will reduce the aggregate principal amount of private notes outstanding. Following the exchange offer, private notes generally will not have any further registration rights, and such private notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for private notes will be adversely affected.
The ability of a broker-dealer to transfer the exchange notes may be restricted.
A broker-dealer that acquired the private notes for its own account as a result of market-making activities or other trading activities must comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Exchange Act. In particular, statements pertaining to our business and growth strategies, investment, financing and leasing activities and trends in our business, including trends in the market for long-term, triple-net leases of freestanding, single-tenant properties, contain forward-looking statements. When used in this prospectus, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.
Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	industry and economic conditions;

•	volatility and uncertainty in the financial markets, including potential fluctuations in the CPI;

•	our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments;

•	our ability to diversify our tenant base and reduce the concentration of our significant tenant;

•	the nature and extent of future competition;

•	increases in our costs of borrowing as a result of changes in interest rates and other factors;

•	our ability to access debt and equity capital markets;

•	our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

•
our ability and willingness to renew our leases upon expiration and to reposition our properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or we exercise our rights to replace existing tenants upon default;

•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us or our major tenants;

•	our ability to manage our expanded operations;

•	our ability and willingness to maintain our qualification as a REIT; and

•
other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters.

The risk factors included in this prospectus, including the documents incorporated by reference herein, are not exhaustive and additional risk factors could adversely affect our business and financial performance. For a discussion of additional risk factors, see the factors described in the “Risk Factors” section beginning on page 8 of this prospectus and under the caption “Item 1A. Risk Factors” in our and our operating partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein, as well as the other risks described in this prospectus and the documents incorporated by reference herein. All forward-looking statements are based on information that was available, and speak only, as of the date on which they were made. We assume no obligation to update any forward-looking statement that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities law.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
On August 18, 2016, our operating partnership issued $300.0 million of private notes to J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, collectively, the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchasers on August 18, 2016. Pursuant to the registration rights agreement, we agreed that we would:

•	use commercially reasonable efforts to file a registration statement with the SEC registering the exchange notes with nearly identical terms to the Notes:

•	use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act; and

•	use commercially reasonable efforts to consummate the exchange offer within 90 business days after the registration statement is declared effective.
Upon the effectiveness of the exchange offer registration statement of which this prospectus forms a part, we will offer the exchange notes in exchange for the private notes. The registration rights agreement is listed as an exhibit to the registration statement.
Resale of the Exchange Notes
Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991, and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the exchange notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.
In addition, if you are a broker-dealer, or you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above or other interpretive letters to similar effect and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.
Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By delivering a prospectus, a broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.
Terms of the Exchange Offer
Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $2,000 principal amount of exchange notes in exchange for each $2,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the private notes, except that:

•	we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

•
holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.
As of the date of this prospectus, $300.0 million in aggregate principal amount of the private notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.
The exchange offer is not conditioned on any minimum aggregate principal amount of private notes being tendered for exchange.
You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.
We will be deemed to have accepted validly tendered private notes when, as and if we have given written notice of acceptance to the Exchange Agent. The Exchange Agent will act as your agent for the purposes of receiving the exchange notes from us.
If you tender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.
Expiration Date; Extensions; Amendments
The term “expiration date” will mean 5:00 p.m., New York City time on, May 12, 2017 (the 21st business day following commencement of the exchange offer), unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which we extend the exchange offer.
To extend the exchange offer, we will notify the Exchange Agent and each registered holder of any extension in writing by a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the private notes that have been tendered as of the date of such notice.
We reserve the right, in our reasonable discretion:

•	to delay accepting any private notes due to an extension of the exchange offer; or

•	if any conditions listed below under “-Conditions” are not satisfied, to terminate the exchange offer, in each case by written notice of the delay, extension or termination to the Exchange Agent and by press release or other public announcement.
We will follow any delay in acceptance, extension or termination as promptly as practicable by written notice to the registered holders by a press release or other public announcement. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes
The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 4.450% per year. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest will be payable on the exchange notes semi-annually in arrears on each March 15 and September 15.
Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the private note surrendered in exchange therefor. We will deem the right to receive any interest accrued but unpaid on the private notes waived by you if we accept your private notes for exchange.
Procedures for Tendering
Valid Tender
Except as described below, a tendering holder must, prior to the expiration date, transmit to the Exchange Agent, at the address listed under the heading “-Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if the private notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.
In addition, a tendering holder must:

•	deliver certificates, if any, for the private notes to the Exchange Agent at or before the expiration date; or

•
deliver a timely confirmation of book-entry transfer of the private notes into the Exchange Agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.
The term “agent’s message” means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.
If the letter of transmittal is signed by a person other than the registered holder of private notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The private notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the signature on the private notes must correspond exactly with the name of any registered holder as such name appears on the private notes.
If the letter of transmittal or any private notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
By tendering private notes pursuant to the exchange offer, each holder will represent to us that (1) any exchange notes to be received by it will be acquired in the ordinary course of business, (2) at the time of the commencement of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act, (3) it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the operating partnership or any guarantor of the exchange notes, and (4) if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for private notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

The method of delivery of private notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or private notes to us.
If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the private notes by causing DTC to transfer the private notes into the Exchange Agent’s account, including by means of DTC’s Automated Tender Offer Program.
Any registered holder that holds the private notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”), must comply with the procedures of Euroclear or Clearstream, as applicable, before the expiration date.
Signature Guarantees
Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the private notes surrendered for exchange are tendered:

•	by a registered holder of the private notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”
If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the private notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the private notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.
Book-Entry Transfer
The Exchange Agent will make a request to establish an account for the private notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of private notes by causing DTC to transfer those private notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered private notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.
Participants in Euroclear’s or Clearstream’s book-entry transfer facility system must electronically transmit their acceptance of the exchange to Euroclear or Clearstream. The receipt of such electronic acceptance instruction by Euroclear or Clearstream will be acknowledged in accordance with the standard practices of such book-entry transfer facility and will result in the blocking of such private notes in that book-entry transfer facility. By blocking such private notes in the relevant book-entry transfer facility, each holder of private notes will be deemed to consent to have the relevant book-entry transfer facility provide details concerning such holder’s identity to the Exchange Agent. The receipt of an electronic instruction by Euroclear or Clearstream shall mean: Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering private notes that are the subject of the book-entry confirmation; and the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.
Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the Exchange Agent at the address listed under “Exchange Agent” at or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Exchange Agent.
Guaranteed Delivery
If a registered holder of private notes desires to tender the private notes, and the private notes are not immediately available, or time will not permit the holder’s private notes or other required documents to reach the Exchange Agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•
prior to the expiration date, the Exchange Agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1.    stating the name and address of the holder of private notes and the amount of private notes tendered;
2.    stating that the tender is being made; and

3.
guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

•
the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or any agent’s message, and all other documents required by the letter of transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the expiration date.

Determination of Validity
We will determine in our sole discretion all questions as to the validity, form and eligibility of private notes tendered for exchange. This discretion extends to the determination of all questions concerning the time of receipt, acceptance and withdrawal of tendered private notes. These determinations will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular private note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular private note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, you must cure any defects or irregularities with respect to tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure the defects or irregularities.
Other Rights
While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under “-Conditions,” and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

Acceptance of Private Notes for Exchange; Issuance of Exchange Notes
Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration date, all private notes properly tendered. We will issue the exchange notes promptly after acceptance of the private notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered private notes for exchange when, as and if we have given oral or written notice to the Exchange Agent, with prompt written confirmation of any oral notice.
In all cases, issuance of exchange notes for private notes will be made only after timely receipt by the Exchange Agent of:

•	certificates for the private notes or a timely book-entry confirmation of the private notes into the Exchange Agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.
For each private note accepted for exchange, the holder of the private note will receive an exchange note having a principal amount equal to that of the surrendered private note.
Return of Private Notes
Unaccepted or non-exchanged private notes will be returned without expense to the tendering holder of the private notes. In the case of private notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged private notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time before 5:00 p.m., New York City time, on the expiration date.
For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “Exchange Agent” before the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the private notes to be withdrawn;

•	identify the private notes to be withdrawn, including the certificate number or numbers and principal amount of the private notes;

•	contain a statement that the holder is withdrawing its election to have the private notes exchanged;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the private notes register the transfer of the private notes in the name of the person withdrawing the tender; and

•	specify the name in which the private notes are registered, if different from that of the depositor.
If certificates for private notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If private notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn private notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following the procedures described above under “-Procedures for Tendering” at any time before 5:00 p.m., New York City time, on the expiration date.
Conditions
Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the expiration of the exchange offer, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.
If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any private notes and return all tendered private notes to you;

•	extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.
If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.
All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer, except with respect to our continuing obligation to indemnify you and certain parties related to you against liabilities, including liabilities under the Securities Act.
Shelf Registration
If:

(1)
we determine that a registration under the Securities Act effected pursuant to the exchange offer is not available or the exchange offer may not be completed as soon as practicable after the expiration date because it would violate applicable law or applicable interpretations of the staff of the SEC,

(2)	the exchange offer is not for any other reason completed by June 14, 2017, or

(3)
upon receipt of a written request (“shelf request”), from any initial purchaser of registrable securities (as defined below) representing that it holds registrable securities acquired directly from the operating partnership or one of its affiliates that are or were ineligible to be exchanged in the exchange offer, we will use our commercially reasonable efforts to file as soon as practicable after such determination, date or shelf request, as the case may be, a shelf registration statement (as defined in the registration rights agreement) to provide for the sale of all registrable securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement and to have such shelf registration statement become effective.
In the event that we are required to file a shelf registration statement pursuant to a shelf request under clause (3) of the preceding paragraph, we will use commercially reasonable efforts to file and have become effective both a registration statement pursuant to the exchange offer with respect to all registrable securities and a shelf registration statement (which may be a combined registration statement with the registration statement pursuant to the exchange offer) with respect to offers and sales of registrable securities acquired directly from the operating partnership or one of its affiliates held by the initial purchasers after completion of the exchange offer. We agree to use commercially reasonable efforts to keep the shelf registration statement continuously effective until all private notes cease to be registrable securities.
“Registrable securities” means the private notes; provided that the private notes cease to be registrable securities:

(a)
when a registration statement with respect to such private notes has become effective under the Securities Act and such private notes have been exchanged or disposed of pursuant to such registration statement;

(b)	when such private notes cease to be outstanding;

(c)
except in the case of private notes that otherwise remain registrable securities and that are held by an initial purchaser and that are ineligible to be exchanged in the exchange offer, when the exchange offer is consummated, whether or not the holder of such private notes participates in such exchange offer; or

(d)
when such private notes are distributed to the public pursuant to Rule 144 under the Securities Act, provided that on or prior to such date either (i) the exchange offer has been consummated or (ii) a shelf registration statement has become effective under the Securities Act.

Registration Default
Any of the following constitutes a registration default:

(1)	the exchange offer is not completed on or prior to June 14, 2017;

(2)	the shelf registration statement, if required by clause (1) or (2) under “The Exchange Offer-Shelf Registration,” has not become effective on or prior to June 14, 2017,

(3)
if we receive a shelf request pursuant to clause (3) under “The Exchange Offer-Shelf Registration,” the shelf registration statement required to be filed thereby has not become effective by the later of (i) June 14, 2017 and (ii) 90 days after delivery of such shelf request; or

(4)
the shelf registration statement, if required, has become effective and thereafter ceases to be effective or the prospectus contained therein ceases to be usable at any time before all the private notes are registered, and such failure to remain effective or usable exists for more than 45 days (whether or not consecutive) in any three-month period or 90 days (whether or not consecutive) in any 12-month period.

If a registration default occurs, the interest rate on the registrable securities will be increased by (i) 0.25% per annum for the first 90-day period beginning on the day immediately following such registration default, and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until and including the date such registration default ends, up to a maximum increase of 0.50% per annum (such increase in interest rate is referred to herein as “Liquidated Damages”). A registration default ends when the private notes cease to be registrable securities or, if earlier, (i) in the case of a registration default under clause (1) of the definition above, when the exchange offer is completed, (ii) in the case of a registration default under clauses (2) or (3) of the definition above, when the shelf registration statement becomes effective, or (iii) in the case of a registration default under clause (4) of the definition above, when the shelf registration statement again becomes effective or the prospectus again becomes usable. If at any time more than one registration default has occurred and is continuing, then, until the next date that there is no registration default, the Liquidated Damages provided for by this paragraph shall apply as if there occurred a single registration default that begins on the date that the earliest such registration default occurred and ends on such next date that there is no registration default.
Exchange Agent
We have appointed U.S. Bank National Association as Exchange Agent for the exchange of private notes for exchange notes. All executed letters of transmittal and any other required documents should be directed to the Exchange Agent at the address (by overnight courier or mail) or facsimile number set forth below. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the Exchange Agent as follows:

U.S. Bank National Association

By Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions Only):	Confirm Receipt of Tenders by Telephone:	By Hand or Overnight Courier:
U.S. Bank National Association Attn: Specialized Finance 60 Livingston Ave-EP-MN-WS2N St. Paul, MN 55107-2292	651-466-7367	651-466-7150	U.S. Bank National Association Attn: Specialized Finance 111 Fillmore Ave E St. Paul, MN 55107-1402

Fees and Expenses
We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.
We will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.
We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.
Consequence of Failures to Exchange
Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.
In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.
Accounting Treatment
The exchange notes will be recorded at the same carrying value as the private notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

USE OF PROCEEDS
The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer. The private notes tendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not increase our outstanding indebtedness.
The net proceeds from the sale of the private notes after deducting initial purchasers’ discounts and our offering expenses, were approximately $296.2 million. We used the net proceeds from the sale of the private notes to initially repay amounts outstanding under our term loan facility and revolving credit facility, and for general corporate purposes.

DESCRIPTION OF NOTES
Unless the context requires otherwise, references to “notes” in this section mean the exchange notes. The following description of the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the Indenture, which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the Indenture, as applicable. As used in this section, the terms “we,” “us” and “our” refer only to Spirit Realty, L.P. and not to its subsidiaries or Spirit Realty Capital, Inc. and the term “REIT” refers only to Spirit Realty Capital, Inc. and not to its subsidiaries. As used in this prospectus, the term “Liquidated Damages” has the meaning assigned to it under the caption “The Exchange Offer-Registration Default.”
General
The private notes were issued under an indenture (the “Indenture”) among us, the REIT, as guarantor, and U.S. Bank National Association, as trustee. The terms of the notes include those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.
The notes will be limited initially to $300.0 million aggregate principal amount. We may in the future, without the consent of holders, issue additional notes on the same terms and conditions and with the same CUSIP number as the notes being offered hereby. The notes and any additional notes subsequently issued under the Indenture would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
The following description is a summary of the material provisions of the Indenture and does not restate the Indenture in its entirety. We urge you to read the Indenture because it is the Indenture, and not this description, that defines your rights as holders of the notes. Copies of the Indenture are available as set forth below under “Additional Information.” Certain defined terms used in this description but not defined below under “-Certain Definitions” have the meanings assigned to them in the Indenture. Except as set forth in this prospectus under the caption “Description of notes-Covenants,” the Indenture does not contain any provisions applicable to the notes that would limit our, our subsidiaries’ or the guarantor’s ability to incur indebtedness or that would afford holders of the notes protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control.
The notes will be issued only in fully registered form, in minimum denominations of $2,000 and integral multiples of $1,000.
Principal and Interest
The notes will bear interest at the rate of 4.450% per year and will mature on September 15, 2026. Interest on the notes will accrue from August 18, 2016 and will be payable semi‑annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2017 (each such date being an “interest payment date”), to the persons in whose names the notes are registered in the security register on the preceding March 1 or September 1, whether or not a business day, as the case may be (each such date being a “regular record date”). Interest on the notes will be computed on the basis of a 360‑day year consisting of twelve 30‑day months.
Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes. Holders whose private notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued but unpaid on the private notes.
If any interest payment date, maturity date or earlier date of redemption falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that interest payment date, that maturity date or that date of redemption, as the case may be, until the next business day. For purposes of the notes, a business day means any day, other than a Saturday or Sunday, or legal holidays on which banks in The City of New York are not required or authorized by law or executive order to be closed.
The principal of, and premium, if any, interest and Liquidated Damages, if any, on, the notes will be payable at the corporate trust office of the trustee, initially located at 100 Wall Street, 16th Floor, New York, New York 10005; provided that, at our option, payment of interest and Liquidated Damages, if any, may be made by check mailed to the address of the person entitled to the payment as it appears in the security register or by wire transfer of funds to the person to an account maintained within the United

States. Notes may be surrendered for registration of transfer or exchange, and notices or demands to or upon us in respect of the notes and the Indenture may be served, at such corporate trust office as well.
If we redeem the notes, we will pay accrued and unpaid interest and Liquidated Damages, if any, to holders of the notes who surrender such notes for redemption. However, if a redemption date falls after a regular record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest and Liquidated Damages, if any, due on such interest payment date to the holder of record at the close of business on the corresponding regular record date (instead of the holder surrendering its notes for redemption) and the redemption price (as defined below) shall not include accrued and unpaid interest and Liquidated Damages, if any, up to, but not including, the redemption date.
Ranking
The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated in right of payment to:

•	all of our existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness);

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of our subsidiaries and of any entity we account for using the equity method of accounting; and

•	all equity not owned by us, if any, in our subsidiaries and in any entity we account for using the equity method of accounting.
The Indenture that will govern the notes will not prohibit us or the REIT or any of our respective subsidiaries from incurring secured or unsecured indebtedness in the future and, although the Indenture will contain covenants that will limit the REIT’s ability and the ability of its subsidiaries (including us) to incur secured and unsecured indebtedness, those covenants are subject to significant exceptions and the REIT and its subsidiaries may be able to incur substantial amounts of additional secured and unsecured indebtedness without violating those covenants.
For additional information, see “Risk Factors-Risks Related to the Exchange Offer-The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.”
Guarantee
The REIT will guarantee our obligations under the notes on a full and unconditional basis, including the due and punctual payment of principal of, and premium, if any, interest and Liquidated Damages, if any, on, the notes, whether at stated maturity, upon acceleration, upon redemption or otherwise. Under the terms of the guarantee, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the REIT. The REIT’s obligations under its guarantee of the notes will be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of the REIT, result in the guarantee constituting a fraudulent transfer or conveyance. See “Risk factors-Risks Related to the Exchange Offer-Federal and state laws allow courts, under specific circumstances, to void guarantees and require holders of guaranteed debt to return payments received from guarantors.”
The guarantee of the notes will be a senior unsecured obligation of the REIT and will rank equally in right of payment with all other existing and future senior unsecured indebtedness and guarantees of the REIT. The REIT’s guarantee of the notes will be effectively subordinated in right of payment to:

•	all of the REIT’s existing and future secured indebtedness and secured guarantees (to the extent of the value of the collateral securing such indebtedness or guarantees);

•
all existing and future indebtedness and other liabilities, whether secured or unsecured, of the REIT’s consolidated subsidiaries (including us) and of any entity the REIT accounts for using the equity method of accounting; and

•	all equity not owned by the REIT in the REIT’s consolidated subsidiaries (including us) and in any entity the REIT accounts for using the equity method of accounting.

The REIT generally does not have any significant operations or material assets other than its direct and indirect investments in us. See “Risk factors-Risks Related to the Exchange Offer-Our company generally does not have any significant operations or material assets other than its direct and indirect investments in our operating partnership.”
For additional information, see “Risk Factors-Risks Related to the Exchange Offer-The effective subordination of the exchange notes may limit our ability to satisfy our obligations under the exchange notes.”
Optional Redemption
The notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price calculated by us and equal the sum of (1) 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest and Liquidated Damages, if any, up to, but not including, the redemption date plus (2) a make‑whole premium.
Notwithstanding the foregoing, if the notes are redeemed on or after June 15, 2026 (three months prior to the maturity date of the notes), the redemption price will not include a make‑whole premium.
We will calculate the make‑whole premium with respect to any notes redeemed before June 15, 2026 (three months prior to the maturity date of the notes), as the excess, if any, of:

•
the sum of the present values of the remaining scheduled payments of principal and interest and Liquidated Damages, if any, thereon (exclusive of interest and Liquidated Damages, if any, accrued to the date of redemption) that would be due if the notes matured on June 15, 2026 (three months prior to the maturity date of the notes), determined by discounting to the redemption date, on a semiannual basis, such principal and interest and Liquidated Damages, if any, at the Treasury Rate plus 45 basis points; over

•	the principal amount of such notes.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than six such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.
“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Wells Fargo Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and their successors, and three other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date. In the case of a satisfaction and discharge, such rates shall be determined as of the date of the deposit with the trustee.
Notice of redemption will be mailed or sent by electronic transmission at least 30 but not more than 60 calendar days before the redemption date to each holder of record of the notes to be redeemed at its last registered address and the trustee (if the notice is to be delivered by us). The notice of redemption for the notes will state, among other things, the aggregate principal amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest and Liquidated Damages, if any, will cease to accrue on any notes that have been called for redemption at the redemption date, on and after the redemption date (unless we default in the payment of the redemption price) such notes shall cease to be entitled to any benefit or security under the Indenture and the holders of such notes shall have no right in respect of such notes except the right to receive the redemption price thereof.
If less than all of the notes are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, subject to the customary procedures of DTC (or relevant depositary), the notes to be redeemed (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof).
In the event of any redemption of the notes in part, we will not be required to:

•
issue or register the transfer of any note during a period beginning at the opening of business 15 days before any selection of the notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of the notes to be so redeemed, or

•	register the transfer of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
Merger, Consolidation or Sale
We or the REIT may consolidate with, or sell, lease or convey all or substantially all of our respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

•
we or the REIT, as the case may be, shall be the continuing entity, or the successor entity (if other than us or the REIT, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of principal of, and premium, if any, interest and Liquidated Damages, if any, on, all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture and the registration rights agreement;

•
immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officers’ certificate covering these conditions shall be delivered to the trustee.
In the case of any such consolidation, sale, conveyance or merger, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, us or the REIT, as the case may be, under the Indenture and, subject to the terms of the Indenture, we or the REIT, as the case may be, will be released from our or its obligations, as the case may be, under the Indenture.
Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.

No Protection in the Event of a Change of Control
The notes will not contain any provisions that may afford holders of the notes protection in the event we or the REIT have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of the notes.
Covenants
Limitations on Debt
Aggregate Debt Test
The REIT will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds of the additional Debt on a pro forma basis, the aggregate principal amount of all the REIT’s outstanding Debt and that of its Subsidiaries on a consolidated basis as determined in accordance with GAAP is greater than 60% of the sum of (without duplication):

•
the REIT’s Total Assets as of the end of the fiscal quarter covered in the REIT’s Annual Report on Form 10-K or Quarterly Report on Form 10‑Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, furnished to the trustee) prior to the incurrence of such additional Debt; and

•
the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the REIT or any of its Subsidiaries since the end of such fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Debt Service Test
The REIT will not, and will not permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the most recent quarterly period covered in the REIT’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, furnished to the trustee) prior to such time, annualized (i.e., multiplied by four) prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

•
such Debt and any other Debt incurred by the REIT or its Subsidiaries since the first day of such quarterly period and the application of the proceeds therefrom, including to refinance other Debt since the first day of such period, had occurred at the beginning of such period;

•
the repayment or retirement of any other Debt (other than Debt repaid or retired with the proceeds of any other Debt, which repayment or retirement shall be calculated pursuant to the immediately preceding bullet and not this bullet) by the REIT or its Subsidiaries since the first day of such quarterly period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period);

•
in the case of Acquired Debt or Debt incurred by the REIT or any of its Subsidiaries in connection with any acquisition since the first day of such quarterly period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

•
in the case of any acquisition or disposition by the REIT or any of its Subsidiaries of any asset or group of assets since the first day of such quarterly period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described in this covenant or any other Debt incurred after the first day of the relevant quarterly period bears interest at a floating rate (to the extent such Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis as if the average interest rate that would have been in effect during the entire such period had been the applicable rate for the entire such period.

Maintenance of Total Unencumbered Assets
The REIT and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the REIT and its Subsidiaries on a consolidated basis.
Secured Debt Test
The REIT will not, and will not permit any of its Subsidiaries to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of the REIT’s property or the property of any of its Subsidiaries, whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of the REIT’s outstanding Debt and the outstanding Debt of its Subsidiaries on a consolidated basis for borrowed money that is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on the REIT’s property or the property of any of its Subsidiaries is greater than 40% of the sum of (without duplication):

•
the REIT’s Total Assets as of the end of the fiscal quarter covered in the REIT’s Annual Report on Form 10‑K or Quarterly Report on Form 10‑Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, furnished to the trustee) prior to the incurrence of such additional Debt; and

•
the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the REIT or any of its Subsidiaries since the end of such fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

For purposes of the covenants described under this “-Limitations on Debt,” Debt shall be deemed to be “incurred” by the REIT or any of its Subsidiaries whenever the REIT or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.
Furthermore, nothing in the covenants described under this “-Limitations on Debt” shall prevent the incurrence by the REIT or any of its Subsidiaries of Debt between or among the REIT or any of its Subsidiaries.
Existence
Except as permitted under “Merger, Consolidation or Sale,” the REIT will do or cause to be done all things necessary to preserve and keep in full force and effect the existence, rights, both charter and statutory, and franchises of the REIT and its Subsidiaries; provided, however, that the REIT will not be required to preserve any right or franchise if the REIT determines that the preservation of the right or franchise is no longer desirable in the conduct of the REIT’s business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the notes.
Payment of Taxes and Other Claims
The REIT will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon the REIT or any of its Subsidiaries or upon the REIT’s or any such Subsidiary’s income, profits or property and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the REIT’s or any such Subsidiary’s property; provided, however, that the REIT will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.
Provision of Financial Information
Whether or not we or the REIT is subject to Section 13 or 15(d) of the Exchange Act, the REIT will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents that the REIT would have been required to file with the SEC pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the REIT were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which the REIT would have been required so to file such documents if the REIT were so subject.

The REIT will also in any event (1) within 15 days of each Required Filing Date (a) transmit by mail or electronic transmittal to all holders, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the REIT is required to file or would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the REIT were subject to such sections, and (b) furnish to the trustee copies of annual reports, quarterly reports and other documents that the REIT would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the REIT were subject to such sections; provided that the foregoing transmittal and furnishing requirements will be deemed satisfied if the foregoing reports and documents are available on the SEC’s EDGAR system or on the REIT’s website within the applicable time period specified above, and (2) if filing such documents by the REIT with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants thereunder (as to which the trustee is entitled to rely conclusively on an officer’s certificate). The trustee shall have no liability or responsibility for the filing, timeliness or content of any such report.
For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, we will furnish to the holders of the notes and prospective holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Maintenance of Properties
The REIT will cause all of its properties used or useful in the conduct of the REIT’s business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of the REIT’s and its Subsidiaries’ properties, all as in the REIT’s judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the REIT and its Subsidiaries will not be prevented from selling or otherwise disposing for value the REIT’s or its Subsidiaries’ properties in the ordinary course of business.
Insurance
The REIT will, and will cause each of its Subsidiaries to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.
For purposes of the foregoing covenants, the following definitions apply:
“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.
“Annual Service Charge” for any period means, without duplication, the maximum amount that is payable for interest expense on, and original issue discount of, the REIT’s and its Subsidiaries’ Debt in such period.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non‑voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, outstanding as of any date, including all options, warrants or other rights issued by such Person to purchase Capital Stock of such Person.
“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the REIT and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):

•	interest expense on Debt of the REIT and its Subsidiaries,

•	provision for taxes of the REIT and its Subsidiaries based on income,

•	amortization of debt discount, premium and deferred financing costs,

•	provisions for unrealized gains and losses, depreciation and amortization and the effect of any other non‑cash items,

•
extraordinary, non‑recurring and other unusual items (including, without limitation, any costs and fees incurred in connection with any debt financing or amendments thereto, or any acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)),

•	gains and losses resulting from the extinguishment of debt,

•	the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period, and

•	amortization of deferred charges.
“Debt” of the REIT or any of its Subsidiaries means any indebtedness of the REIT or any of its Subsidiaries, excluding any accrued expense or trade payable, whether or not contingent, in respect of:

•	borrowed money evidenced by bonds, notes, debentures or similar instruments,

•
indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the REIT or any of its Subsidiaries, but only to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the REIT or any of its Subsidiaries,

•
the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued and called or amounts representing the balance deferred and unpaid of the purchase price of any property or services, or all conditional sale obligations or obligations under any title retention agreement, or

•	any lease of property by the REIT or any of its Subsidiaries as lessee that is reflected on the REIT’s consolidated balance sheet and classified as a finance lease in accordance with GAAP and to the extent, in the case of items of indebtedness under the first and third bullets immediately above, that any such items (other than letters of credit) would appear as a liability on the REIT’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the REIT or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the REIT or any of its Subsidiaries); provided, however, that the term “Debt” shall not include Permitted Non‑Recourse Guarantees of the REIT or any of its Subsidiaries until such time as they become primary obligations of, and payments are due and required to be made thereunder by, the REIT or any of its Subsidiaries.
“Earnings from Operations” for any period means net income excluding gains and losses on sales of investments, net, as reflected in the financial statements of the REIT and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Encumbrance” means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the REIT or any of its Subsidiaries securing indebtedness for borrowed money, other than a Permitted Encumbrance.
“GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time.
“Non‑Recourse Debt” means Debt of a joint venture or Subsidiary of ours (or an entity in which we are the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate‑related assets (including Capital Stock) of the joint venture or Subsidiary of ours (or entity in which we are the general partner or managing member) that is the borrower and is non‑recourse to the REIT or any of its Subsidiaries (other than pursuant to a Permitted Non‑Recourse Guarantee and other than with respect to the joint venture or Subsidiary of ours (or entity in which we are the general partner or managing member) that is the borrower); provided further that, if any such Debt is partially recourse to the REIT or any of its Subsidiaries (other than pursuant to a Permitted Non‑Recourse Guarantee and other than with respect to the joint venture or Subsidiary of ours

(or entity in which we are the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Debt that does meet the criteria set forth above shall constitute “Non‑Recourse Debt.”
“Permitted Encumbrances” means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.
“Permitted Non‑Recourse Guarantees” means customary completion or budget guarantees, indemnities or other customary guarantees provided to lenders (including by means of separate indemnification agreements, carve‑out guarantees or pledges of the equity interests in the borrower ) under such Non‑Recourse Debt in the ordinary course of business of the REIT or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real estate assets or other real estate‑related assets (including Capital Stock) of a joint venture or Subsidiary of ours (or an entity in which we are the general partner or managing member), in each case that is the borrower in such financing, but is non‑recourse to REIT or any of its other Subsidiaries, except for such completion or budget guarantees, indemnities or other guarantees (including by means of separate indemnification agreements or carve‑out guarantees or pledges of the equity interests in the borrower) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to non‑recourse liability).
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Subsidiary” means, with respect to any Person, (i) a corporation, partnership, joint venture, limited liability company or other entity the majority of the shares, if any, of the non‑voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or any other Subsidiary or Subsidiaries of such Person, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or any other Subsidiary or Subsidiaries of such Person, and (ii) any other entity the accounts of which are consolidated with the accounts of such Person. For the purposes of this definition, “voting capital stock” means capital stock having voting power for the election of directors, whether at all times or only so long as no senior class of capital stock has such voting power by reason of any contingency.
“Total Assets” means, as of any date, the sum of (i) Undepreciated Real Estate Assets and (ii) all of the REIT’s and its Subsidiaries’ other assets, but excluding accounts receivable and non‑real estate intangibles, determined in accordance with GAAP.
“Total Unencumbered Assets” means the sum of the REIT’s and its Subsidiaries’ Undepreciated Real Estate Assets and the value determined in accordance with GAAP of all of the REIT’s and its Subsidiaries’ other assets, other than accounts receivable and non‑real estate intangibles, in each case not subject to an Encumbrance; provided, however, that “Total Unencumbered Assets” does not include investments in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities.
“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the REIT and its Subsidiaries on such date, before depreciation and amortization charges determined on a consolidated basis in accordance with GAAP.
“Unsecured Debt” means Debt of the types described in first and third bullets of the definition thereof that is not secured by any mortgage, pledge, lien, charge, encumbrance or security interest of any kind upon any of the properties of the REIT or any of its Subsidiaries.
Events of Default
The Indenture provides that the following events are “Events of Default” with respect to the notes:

•	default for 30 days in the payment of any installment of interest under the notes;

•	default in the payment of the principal amount or redemption price due with respect to the notes, when the same becomes due and payable;

•	the guarantee of the REIT is not (or is claimed by the REIT in writing to the trustee not to be) in full force and effect

(other than in accordance with the terms of the Indenture) with respect to the notes;

•
failure by us or the REIT to comply with any of our or the REIT’s respective other agreements in the notes or the Indenture with respect to the notes upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•
failure to pay any Debt (other than Non‑Recourse Debt) (a) of ours or the REIT, any Subsidiary in which we or the REIT has invested at least $50,000,000 in capital (a “Significant Subsidiary”) or any entity in which we are the general partner or managing member, and (b) in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to us from the trustee (or to us and the trustee from holders of at least 25% in principal amount of the outstanding notes); or

•
certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or the REIT or any Significant Subsidiary or all or substantially all of their respective property.

If an Event of Default under the Indenture with respect to the notes occurs and is continuing (other than an Event of Default specified in the last bullet immediately above, which shall result in an automatic acceleration), then, in every case, the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately by written notice thereof to us (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of outstanding notes may rescind and annul the declaration and its consequences if:

•
we or the REIT shall have deposited with the trustee all required payments of the principal of, and premium, if any, and interest on, the notes, plus certain fees, expenses, disbursements and advances of the trustee; and

•
all Events of Default, other than the non‑payment of accelerated principal of (or specified portion thereof), or premium, if any, and interest on, the notes, have been cured or waived as provided in the Indenture.

The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:

•
in the payment of the principal of, and premium, if any, and interest on, the notes (provided, however, that the holders of a majority in principal amount of the outstanding notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration); or

•	in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.
The trustee will be required to give notice to the holders of the notes within 90 days of a default with respect to the notes actually known to the trustee under the Indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of, and premium, if any, and interest on, the notes) if the trustee considers such withholding to be in the interest of the holders of notes.
The Indenture provides that no holder of the notes may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default with respect to the notes from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of, and premium, if any, and interest on, the notes at the respective due dates thereof. A holder of notes may not use the Indenture to prejudice the rights of another holder of notes or to obtain a preference or priority over another holder of notes, except in the manner provided therein and for the equal and ratable benefit of all holders of notes.

Subject to provisions in the Indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the notes then outstanding under the Indenture, unless the holders of notes shall have offered to the trustee security or indemnity reasonably satisfactory to it. The holders of a majority in principal amount of the outstanding notes (or of all the notes then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, or which the trustee determines would involve the trustee in personal liability.
Within 120 days after the close of each fiscal year, we and the REIT must deliver an officers’ certificate certifying to the trustee whether or not the signing officers have knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof.
Modification, Waiver and Meetings
Modifications and amendments of the Indenture with respect to the notes will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes; provided, however, that no modification or amendment may, without the consent of each holder affected:

•	reduce the amount of the notes whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on the notes;

•	reduce the principal of, or premium, if any, on, or change the fixed maturity of, the notes;

•
waive a default in the payment of the principal of, or premium, if any, or interest on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium, if any, or interest on, the notes payable in currency other than that stated in the notes;

•
make any change to certain provisions of the Indenture relating to, among other things, the right of holders of the notes to receive payment of the principal of, or premium, if any, or interest on, the notes and to institute suit for the enforcement of any such payment and to waivers or amendments;

•	waive a redemption payment with respect to the notes; or

•	release the REIT as a guarantor of the notes other than as provided in the Indenture or modify the guarantee in any manner adverse to the holders of the notes.
Notwithstanding the foregoing, modifications and amendments of the Indenture with respect to the notes will be permitted to be made by us and the trustee without the consent of any holder of the notes for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency in the Indenture; provided that this action shall not adversely affect the interests of holders of the notes in any material respect;

•	to evidence a successor to us as obligor or the REIT as guarantor under the Indenture with respect to the notes;

•	to make any change that does not adversely affect the interests of the holders of any notes then outstanding;

•	to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the Indenture by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

•	to reflect the release of the REIT, as guarantor, in accordance with the provisions of the Indenture;

•	to secure the notes;

•	to add guarantors with respect to the notes; and

•
to conform the text of the Indenture, any guarantee or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, such guarantee or the notes (as certified in an officers’ certificate).

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of notes, the Indenture provides that notes owned by us or the REIT or any other obligor upon the notes or any affiliate of ours or the REIT or any of the other obligors shall be disregarded.
The Indenture contains provisions for convening meetings of the holders of notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us or the REIT or the holders of at least 10% in principal amount of the outstanding notes, in any case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of notes duly held in accordance with the Indenture will be binding on all holders of the notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes, holders holding or representing the specified percentage in principal amount of the outstanding notes will constitute a quorum.
Notwithstanding the foregoing provisions, any action to be taken at a meeting of holders of the notes with respect to any action that the Indenture expressly provides may be taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding notes may be taken at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount of the outstanding notes.
Book‑Entry, Delivery and Form
The notes will be represented by one or more global notes (the “Global Notes”) that will be deposited with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of Cede & Co., the nominee of DTC.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
Depository Procedures
Each series of notes will be represented by one or more global notes that will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., the nominee of DTC.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC was created to hold securities of its participating organizations, or participants, and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.
We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of the participants and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.
So long as DTC or its nominee is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.
Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.
DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers, registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.
Clearstream
Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.
Euroclear
Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book‑entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”) under contract with Euro‑clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross‑market transfers of the notes associated with secondary market trading.
Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.
Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When the notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream or Euroclear will credit the Clearstream Participant’s or Euroclear Participant’s account, as applicable. Credit for the notes will appear on the next day (European time).
Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to a DTC participant, a cross‑market transaction will settle no differently than a trade between two DTC participants.
When a Clearstream Participant or Euroclear Participant wishes to transfer the notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.
Certificated Securities
A Global Note is exchangeable for Certificated Notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•
DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days of such event; or

•	an Event of Default with respect to the notes has occurred and is continuing.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Securities upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Securities delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.
Notices
Except as otherwise provided in the Indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register; provided that notices given to holders holding the notes in book‑entry form may be given through the facilities of DTC or any successor depository.
Defeasance of Notes and Certain Covenants in Certain Circumstances
Legal Defeasance
The Indenture provides that we may be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of cash in U.S. dollars and/or U.S. Government Obligations (as defined below) that, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, and premium, if any, interest and Liquidated Damages, if any, on, the notes on the stated maturity of those payments in accordance with the terms of the Indenture and the notes.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service (“IRS”) a ruling or, since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
“U.S. Government Obligations” means securities which are direct obligations of, or guaranteed by, The United States of America for the payment of which its full faith and credit is pledged and which are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depositary receipt.
Defeasance of Certain Covenants
The Indenture provides that upon compliance with certain conditions:

•	we may omit to comply with certain covenants set forth in the Indenture, and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes, or covenant defeasance.
The conditions include:

•
irrevocably depositing with the trustee cash in U.S. dollars and/or U.S. Government Obligations that, through the payment of principal and interest in respect thereof in accordance with their terms, will provide cash in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, and premium, if any, interest and Liquidated Damages, if any, on, the notes on the stated maturity of those payments in accordance with the terms of the Indenture and the notes, and

•
delivering to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default
In the event we exercise our option to effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default, the amount of cash in U.S. dollars and/or U.S. Government Obligations on deposit with the trustee may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

•	either:

◦
all notes that have been authenticated and delivered (other than notes that have been destroyed, lost or stolen or destroyed and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid) have been delivered to the trustee for cancellation; or

◦
all notes that have not been delivered to the trustee for cancellation (i) have become due and payable by reason of sending a notice of redemption or otherwise; (ii) will become due and payable at their stated maturity within one year; (iii) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense; or (iv) are deemed paid and discharged as set forth under the caption “-Defeasance of Notes and certain Covenants in Certain Circumstances-Legal Defeasance”; and we, in case of (i), (ii) or (iii), have irrevocably deposited or caused to be deposited with the trustee in trust cash in U.S. dollars and/or U.S. Government Obligations, which amount shall be sufficient to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal of, and premium, if any, interest and Liquidated Damages, if any, on, the notes to the date of maturity or redemption, as the case may be, accordance with the terms of the Indenture and the notes;

•	we have paid or caused to be paid all sums payable by it under the Indenture; and

•	we have delivered to the trustee any deliverables required under the Indenture.

Governing Law
The Indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the notes will be as well.
Same‑Day Settlement and Payment
Settlement for the notes will be made by the purchasers in immediately available funds. All payments of principal of, and premium, if any, interest and Liquidated Damages, if any, on, the notes will be made by us in immediately available funds or the equivalent, so long as DTC continues to make its Same‑Day Funds Settlement System available to us.
No Personal Liability
Except as provided in the Indenture, no past, present or future trustee, director, officer, employee, stockholder, member, manager or partner of ours or the REIT or any successor to us or the REIT will have any liability for any of our or the REIT’s obligations under the notes, the Indenture or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting the notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the notes.
Trustee
U.S. Bank National Association will be the trustee, registrar and paying agent. Under the Indenture, the trustee may resign or be removed with respect to the notes, and a successor trustee may be appointed to act with respect to the notes. If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee, subject to the terms of the Indenture, will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of the notes only after those holders have offered the trustee indemnity satisfactory to it. If an event of default occurs and is continuing and the trustee becomes one of a creditor of ours or the REIT, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us and the REIT. If, however, an event of default occurs and is continuing and the trustee acquires any conflicting interest, it must eliminate that conflict or resign.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of the private notes for the exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the private notes or the exchange notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the exchange of the private notes for the exchange notes pursuant to the exchange offer.
This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	United States persons (as defined in the Code) whose functional currency is not the U.S. dollar;

•	persons holding the private notes or exchange as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	REITs or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the private notes or exchange notes under the constructive sale provisions of the Code.
If an entity treated as a partnership for U.S. federal income tax purposes hold the private notes or change notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the private notes or exchange notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF THE PRIVATE NOTES FOR THE EXCHANGE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
 Exchange Pursuant to the Exchange Offer
The exchange of private notes for exchange notes pursuant to the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the private notes. Accordingly, the exchange of private notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the private notes exchanged therefor and the same tax consequences to holders as the private notes have to holders, including without limitation, the same issue price, tax basis and holding period.

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in connection with any such resale.
We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the private notes or exchange notes (including any broker-dealers), as the case may be, against liabilities under the Securities Act.
By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS
Ballard Spahr LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law. Latham & Watkins LLP, Los Angeles, California has issued an opinion to us regarding certain matters with respect to the validity of the securities covered by this prospectus.
EXPERTS
The consolidated financial statements of Spirit Realty Capital, Inc. and Spirit Realty, L.P. appearing in Spirit Realty Capital, Inc.’s and Spirit Realty, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2016 (including schedules appearing therein), and the effectiveness of Spirit Realty Capital, Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.
We file proxy statements and annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a website that contains information about us at http://www.spiritrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or the applicable prospectus supplement or any other report or document we file with or furnish to the SEC.
You should rely only upon the information incorporated by reference or provided in this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

  INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus or a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces such statement. We incorporate by reference the following documents we filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2016 of Spirit Realty Capital, Inc. and Spirit Realty, L.P. filed with the SEC on February 24, 2017;

•	Current Reports on Form 8-K of Spirit Realty Capital, Inc. and Spirit Realty, L.P. filed with the SEC on March 3, 2017 (both reports on such date); and

•
Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2017 (solely to the extent specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2016 of Spirit Realty Capital, Inc. and Spirit Realty, L.P.).

We are also incorporating by reference any additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering described in this prospectus and the applicable prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof or exhibits thereto, whether specifically listed above or filed in the future, that are deemed to have been “furnished to,” rather than “filed” with the SEC, including our compensation committee report and performance graph included or incorporated by reference in any Annual Report on Form 10-K or proxy statement, or any information or related exhibits furnished pursuant to Items 2.02 or 7.01 of Form 8-K, or any exhibits filed pursuant to Item 9.01 of Form 8-K that are not deemed “filed” with the SEC.
To receive a free copy of any of the documents incorporated by reference in this prospectus, including exhibits, if they are specifically incorporated by reference in the documents, call or write Spirit Realty Capital, Inc., 2727 North Harwood Drive, Suite 300, Dallas, Texas 75201, Attention: Secretary (telephone (972) 476-1900).

SPIRIT REALTY, L.P.

OFFER TO EXCHANGE

Up to $300,000,000 aggregate principal amount of its
4.450% Notes due 2026,
which have been registered under the Securities Act,
for any and all of its outstanding 4.450% Notes due 2026,
fully and unconditionally guaranteed by Spirit Realty Capital, Inc.

PROSPECTUS

April 14, 2017